EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No.’s 33-13292 and 33-32504 on Forms S-8 of Ryerson Inc., of our report dated June 1, 2006 appearing in this Annual Report on Form 11-K of the Ryerson Savings Plan (formerly known as the Ryerson Tull Savings Plan) for the year ended December 31, 2005.

/s/ Crowe Chizek and Company LLC

CROWE CHIZEK AND COMPANY LLC

Oak Brook, Illinois June 27, 2006